Exhibit 4.2
Execution Copy

AptarGroup, Inc.
$100,000,000
Senior Notes Issuable in Series
$50,000,000 aggregate principal amount
6.04% Senior Notes, Series 2006-A, Due July 31, 2016

Note Purchase Agreement

Dated as of July 31, 2006

Table of Contents
(Not a part of the Agreement)
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Section	Heading	Page
Section 14.	Payments on Notes	29

Section 14.1.	Place of Payment	29
Section 14.2.	Home Office Payment	29

Section 15.	Expenses, Etc.	29

Section 15.1.	Transaction Expenses	29
Section 15.2.	Survival	30

Section 16.	Survival of Representations and Warranties; Entire Agreement	30

Section 17.	Amendment and Waiver	30

Section 17.1.	Requirements	30
Section 17.2.	Solicitation of Holders of Notes	31
Section 17.3.	Binding Effect, Etc.	31
Section 17.4.	Notes Held by Company, Etc.	31

Section 18.	Notices	31

Section 19.	Reproduction of Documents	32

Section 20.	Confidential Information	32

Section 21.	Substitution of Purchaser	33

Section 22.	Miscellaneous	34

Section 22.1.	Successors and Assigns	34
Section 22.2.	Payments Due on Non-Business Days	34
Section 22.3.	Severability	34
Section 22.4.	Construction, Etc.	34
Section 22.5.	Counterparts	34
Section 22.6.	Governing Law	34
Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial	34

Signature		1
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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule B-1	—	Existing Investments

Schedule 4.9	—	Changes in Corporate Structure, Mergers or Consolidations

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.8	—	Certain Litigation

Schedule 5.11	—	Licenses, Permits, Etc.

Schedule 5.14	—	Use of Proceeds

Schedule 5.15	—	Existing Indebtedness

Schedule 10.2	—	Existing Liens

Exhibit 1.1	—	Form of 6.04% Senior Note, Series 2006-A, Due July 31, 2016

Exhibit 1.2(A)	—	Form of Supplemental Note Purchase Agreement

Exhibit 1.2(B)	—	Form of Supplemental Note

Exhibit 4.4(a)	—	Form of Opinion of Special Counsel for the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers
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AptarGroup, Inc.
475 West Terra Cotta Avenue, Suite E
Crystal Lake, Illinois 60014
(815) 477-0424 Fax: (815) 477-0481
$100,000,000
Senior Notes Issuable in Series
$50,000,000 aggregate principal amount
6.04% Senior Notes, Series 2006-A, Due July 31, 2016
Dated as of July 31, 2006
To Each of the Purchasers Listed in
   Schedule A Hereto:
Ladies and Gentlemen:
          AptarGroup, Inc., a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:
Section 1. Authorization of Notes.
     Section 1.1. Series 2006-A Notes. (a) The Company is contemplating the issue and sale of up to $100,000,000 aggregate principal amount of its senior notes issuable in series (the “Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes may be issued in one or more series as provided in Section 1.2. Certain capitalized and other terms used in this Agreement are defined in Schedule B, and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     (b) The Company has authorized, as the initial series of Notes hereunder, the issue and sale of $50,000,000 aggregate principal amount of Notes to be designated as its 6.04% Senior Notes, Series 2006-A, due July 31, 2016 (the “Series 2006-A Notes,” such term to include any such Notes issued in substitution therefor pursuant to Section 13). The Series 2006-A Notes shall be substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may be approved by the Purchasers and the Company.
     Section 1.2. Subsequent Series. Each series of Notes, other than the Series 2006-A Notes, will be issued pursuant to an agreement substantially in the form of the Supplemental Note Purchase Agreement attached hereto as Exhibit 1.2(A) (a “Supplemental Note Purchase Agreement”) and will be subject to the following terms and conditions:
     (a) the designation of each series of Notes shall distinguish the Notes of one series from the Notes of all other series;
Note Purchase Agreement

     (b) Notes of each series shall rank pari passu with each other series of the Notes and with the Company’s other outstanding senior unsecured Indebtedness;
     (c) each series of Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such prepayments on the dates and with the premiums, if any, as are provided herein and in the Supplemental Note Purchase Agreement under which such Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or, subject to Section 1.2(d), other terms and provisions as shall be specified in such Supplemental Note Purchase Agreement;
     (d) any additional covenants, Defaults, Events of Default, rights or similar provisions that are added by a Supplemental Note Purchase Agreement for the benefit of the series of Notes to be issued pursuant to such Supplemental Note Purchase Agreement shall apply to all outstanding Notes, whether or not the Supplemental Note Purchase Agreement so provides; and
     (e) except to the extent provided in foregoing clause (c), all of the provisions of this Agreement shall apply to the Notes of each series.
Each series of Notes, other than the Series 2006-A Notes, shall be substantially in the form set out in Exhibit 1.2(B), with such changes therefrom, if any, as may be approved by the purchasers of such Notes and the Company. The Purchasers of the Series 2006-A Notes need not purchase subsequent series of Notes.
Section 2. Sale and Purchase of Notes; Subsequent Sales.
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Series 2006-A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. Each Purchaser’s obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 3. Closing.
     The sale and purchase of the Series 2006-A Notes to be purchased by the Purchasers shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on July 31, 2006 or on such other Business Day thereafter on or prior to September 30, 2006 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the 2006-A Notes to be purchased by such Purchaser in the form of a single Series 2006-A Note (or such greater number of Series 2006-A Notes in denominations of at least $500,000 as such Purchaser may request), dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 8188-9-00150 at Bank of America, 231 South LaSalle Street, Chicago, IL 60697, ABA #026009593. If at the Closing the Company shall fail to tender such Series 2006-A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
Section 4. Conditions to Closing.
          Each Purchaser’s obligation to purchase and pay for the Series 2006-A Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.
     Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Series 2006-A Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since March 31, 2006 that would have been prohibited by Sections 10.1 through 10.7 had such Sections applied since such date.
     Section 4.3. Compliance Certificates.
          (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
          (b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated as of the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series 2006-A Notes and this Agreement.
     Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Sidley Austin LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its special counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in

Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
     Section 4.5. Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Series 2006-A Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (including, without limitation, Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Series 2006-A Notes to be purchased by it at the Closing as specified in Schedule A hereto.
     Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
     Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Series 2006-A Notes by Chapman and Cutler LLP.
     Section 4.9. Changes in Corporate Structure. Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
     Section 4.10. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company.
          The Company represents and warrants to each Purchaser that:
     Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Series 2006-A Notes and to perform the provisions hereof and thereof.
     Section 5.2. Authorization, Etc. This Agreement and the Series 2006-A Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Series 2006-A Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3. Disclosure. The Company, through its agent, Wachovia Capital Markets, LLC., has delivered to each Purchaser a copy of a Confidential Offering Memorandum dated June 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3 of this Agreement, this Agreement, the Memorandum, including the exhibits to the Memorandum, and the documents delivered to each Purchaser by the Company at the Closing and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents delivered to the Purchasers by the Company specifically for use in connection with the transactions contemplated hereby.
     Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and executive officers.
          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise permitted by Section 10.2).
          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
          (d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.3 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
     Section 5.5. Financial Statements. The Company has delivered to each Purchaser or made available on “EDGAR” copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).
     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Series 2006-A Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which any of their respective properties may be bound or affected, (b) violate or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any

Governmental Authority applicable to the Company or any Subsidiary, other than violations that would not reasonably be expected to have a Material Adverse Effect.
     Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Series 2006-A Notes.
     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     Section 5.9. Taxes. The Company and its Subsidiaries have filed all Material required income tax returns, including all federal income tax returns, and all other Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate under GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service for all fiscal years up to and including the fiscal year ended December 31, 2002.
     Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to the properties that they own or purport to own and that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11. Licenses, Permits, Etc. Except as disclosed in Schedule 5.11,
          (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known material conflict with the rights of others;
          (b) to the knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and
          (c) to the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
     Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.
          (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions used to determine the actuarial accrued liability on an ongoing funding basis in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.
          (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that have not been paid, or if contingent, that individually or in the aggregate are Material.

          (d) The expected post retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, as amended by Financial Accounting Standards Board Statement No. 132, as revised, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.
          (e) The execution and delivery of this Agreement and the issuance and sale of the Series 2006-A Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Series 2006-A Notes to be purchased by such Purchaser.
     Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2006-A Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 9 other Institutional Investors, each of which has been offered the Series 2006-A Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2006-A Notes to the registration requirements of Section 5 of the Securities Act.
     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2006-A Notes to refinance Indebtedness of the Company and its Subsidiaries and for general corporate purposes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Series 2006-A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1.0% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1.0% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U. For purposes of the foregoing, margin stock shall not include common stock of the Company held in its treasury.
     Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 31, 2006, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary that is outstanding in an aggregate principal amount in excess of $2,000,000 and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that is outstanding in an aggregate principal amount in excess of $2,000,000 and that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
          (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.
     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Series 2006-A Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          (b) Neither the Company nor any Subsidiary is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
          (c) To the knowledge of the Company, no part of the proceeds from the sale of the Series 2006-A Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.18. Environmental Matters. Neither the Company nor any Subsidiary has knowledge of any Material claim or has received any notice of any Material claim, and no proceeding has been instituted asserting any Material claim against the Company or any of its Subsidiaries or any of their respective real properties now owned, leased or operated by any of them or other assets nor, to the knowledge of the Company or any Subsidiary, has any such proceeding been instituted against any of their respective real properties formerly owned, leased or operated thereby, respectively, for damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to each Purchaser in writing;
          (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim for violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or, to the Company’s or such Subsidiary’s knowledge, formerly owned, leased or operated by any of them or other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;
          (b) neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and
          (c) all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
Section 6. Representations of the Purchasers.
     Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Series 2006-A Notes to be purchased by it for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Series 2006-A Notes to be purchased by it have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2006-A Notes.
     Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
     (a) the Source is an “insurance company general account” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95-60 (issued July 12, 1995) (“PTE 95-60”) and there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such employee benefit plan and all other employee benefit plans maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTE 95-60) exceeds 10% of the total reserves and liabilities of such general account (as determined under PTE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Purchaser; or
     (b) if such Purchaser is an insurance company, the Source does not include assets allocated to any separate account maintained by such Purchaser in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption (“PTE”) 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this Section 6.2(c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this Section 6.2(d); or
     (e) the Source is a governmental plan; or
     (f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this Section 6.2(f); or
     (g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
     Section 6.3. Status as a Qualified Institutional Buyer. Each Purchaser severally represents that it is a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act.

Section 7. Information as to the Company.
     Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:
     (a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:
     (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
     (ii) unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as of the specified dates being reported on and their consolidated results of operations and cash flows for the respective periods specified, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if (x) it shall have timely made such Form 10-Q available on “EDGAR” and via the “Investor Relations” link on the Company’s home page on the worldwide web (at the date of this Agreement located at: http//www.aptargroup.com) and (y) by email to each Purchaser, the Company shall have given each Purchaser prior notice of such availability on EDGAR and via the Company’s home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
     (b) Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of,
     (i) an audited consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
     (ii) audited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as of the specified dates being reported upon and their consolidated results of operations and cash flows for the respective periods specified, and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (or the Company’s annual report to stockholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with such accountant’s opinion, shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
          (c) SEC and Other Reports — promptly upon their becoming available, one copy of each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto containing information of a financial nature filed by the Company or any Subsidiary with the SEC and of all press releases and other statements concerning a Material development made available generally by the Company or any Subsidiary to the public;
          (d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer obtains actual knowledge of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
          (e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
     (i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
     (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer

Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
     (iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
          (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;
          (g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes; and
          (h) Supplemental Note Purchase Agreements — in the event an additional series of Notes is, or is proposed to be, issued under this Agreement, promptly, and in any event within 10 Business Days after execution and delivery thereof, a true copy of the Supplemental Note Purchase Agreement pursuant to which such Notes are to be, or were, issued.
     Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of such financial statements, shall be by separate delivery of such certificate to each holder of Notes):
          (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.4, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
          (b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its

     Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
     Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
     (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times during business hours and as often as may be reasonably requested in writing; and
     (b) Default — if a Default or Event of Default then exists, at the expense of the Company and upon reasonable prior notice to the Company, to visit the principal executive office of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and (with the consent of the Company, which consent will not be unreasonably withheld) independent public accountants at the Company’s offices (and by this provision the Company authorizes such accountants to discuss with each holder of the Notes or representative thereof the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times during business hours and as often as may be reasonably requested in writing.
Section 8. Prepayment of the Notes.
     Section 8.1. Required Prepayments. No prepayment, purchase or redemption of the Notes shall be made except to the extent and in the manner expressly provided in this Section 8.
     Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any series, including the Series 2006-A Notes, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of the series to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of the series to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
     Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes of a series pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. Each such partial prepayment pursuant to Section 8.2 shall be applied first to the payment due on such Notes at final maturity and thereafter to any required prepayments on such Notes, in inverse order of maturity.
     Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount (which may in no event be less than zero), if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.5. Purchase of Notes. The Company will not and will not permit any Subsidiary to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Subsidiary pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     Section 8.6. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as the “Page PX1 Screen” on the Bloomberg Financial Market Service (or such other display as may replace the Page PX1 Screen on the Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of this paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes in question, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 9. Affirmative Covenants.
     The Company covenants that so long as any of the Notes are outstanding:
     Section 9.1. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
     Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need file any such return or pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the

Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonfiling of all such returns and the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     Section 9.5. Legal Existence, Etc. Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its legal existence. Subject to Sections 10.3 and 10.4, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
Section 10. Negative Covenants.
     The Company covenants that so long as any of the Notes are outstanding:
     Section 10.1. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner become liable for any Indebtedness, except:
     (a) the Notes;
     (b) Indebtedness of the Company and its Subsidiaries outstanding as of March 31, 2006 and reflected on Schedule 5.15;
     (c) Indebtedness of any Subsidiary to the Company or to another Wholly-Owned Subsidiary;
     (d) additional unsecured Indebtedness of the Company and its Subsidiaries and additional Indebtedness of the Company and its Subsidiaries secured by Liens permitted by Section 10.2(g), (h) or (i), provided that at the time of incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:
     (i) no Default or Event of Default exists and Consolidated Indebtedness does not exceed 60% of Consolidated Total Capitalization; and
     (ii) in the case of Indebtedness of a Subsidiary, the aggregate principal amount of all Indebtedness of the Subsidiaries (other than Indebtedness permitted by Section 10.2(c)) does not exceed 45% of Consolidated Net Worth; and
     (iii) in the case of Indebtedness of the Company or a Subsidiary secured by Liens described in Section 10.2(i), the aggregate principal amount of all such Indebtedness so secured does not exceed 15% of Consolidated Net Worth.

     For all purposes of this Section 10.1, any Person that becomes a Subsidiary after the date of this Agreement shall be deemed to have incurred, at the time it becomes a Subsidiary, all Indebtedness of such Person outstanding immediately after it becomes a Subsidiary.
     Section 10.2. Liens. The Company will not, and will not permit any Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired except:
     (a) Liens for taxes, assessments or governmental charges not then due and payable or the nonpayment of which is permitted by Section 9.4;
     (b) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;
     (c) any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;
     (d) Liens securing Indebtedness of a Subsidiary to the Company or to another Wholly-Owned Subsidiary;
     (e) Liens existing on property or assets of the Company or any Subsidiary as of the date of this Agreement that are described in Schedule 10.2;
     (f) encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights-of-way and other rights and restrictions of record on the use of real property, minor survey exceptions and defects in title incidental to the ownership of property or assets or to the ordinary conduct of business, which, individually and in the aggregate, do not Materially impair the use or value of the property or assets subject thereto;
     (g) Liens (i) existing on property at the time of its acquisition or construction by the Company or any Subsidiary and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or a Subsidiary; or (ii) on property created contemporaneously with its acquisition or construction or within 180 days of the acquisition or completion of construction or improvement thereof to secure or provide for all or a portion of the purchase price or cost of construction or improvement of such property after the date of Closing; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Subsidiary of, or substantially all of its assets are acquired by, the Company or a Subsidiary and not created in contemplation thereof; provided that, in the case of clauses (i), (ii) and (iii), such Liens do not extend to additional property of the Company or any Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the lesser of the cost of acquisition or construction or the fair market value (as determined in good faith by one or more officers to whom authority to enter into the transaction has been delegated by the Board of Directors of the Company) of the property subject thereto;
     (h) Liens resulting from extensions, renewals or replacements of Liens permitted by paragraphs (e) and (g), provided that (i) there is no increase in the principal amount or decrease in maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien, and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist; and
     (i) Additional Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (h) above, provided that, at the time of creation, assumption or incurrence thereof and immediately after giving effect thereto and to the application of the proceeds therefrom, the aggregate principal amount of such Indebtedness so secured does not exceed 15% of Consolidated Net Worth.
     Section 10.3. Sale of Assets. Except as permitted by Section 10.4, the Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of Subsidiaries, in one or more transactions, to any Person, other than (a) Dispositions in the ordinary course of business, (b) Dispositions by the Company to a Subsidiary or by a Subsidiary to the Company or another Subsidiary or (c) Dispositions not otherwise permitted by this Section 10.3, provided that the aggregate net book value of all assets so disposed of in any fiscal year pursuant to this Section 10.3(c) does not exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year. Notwithstanding the foregoing, the Company may, or may permit any Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c) of the preceding sentence to the extent that (x) such assets are leased back by the Company or any Subsidiary, as lessee, within 180 days of the original acquisition or construction thereof by the Company or such Subsidiary, or (y) the net proceeds from such Disposition are within 180 days of such Disposition (A) reinvested in productive assets by the Company or a Subsidiary consistent with Section 10.6 or (B) applied to the payment or prepayment of any outstanding Indebtedness of the Company or any Subsidiary that is not subordinated to the Notes. Any prepayment of Notes pursuant to this Section 10.3 shall be in accordance with Sections 8.2 and 8.3.

     Section 10.4. Mergers, Consolidations, Etc. The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:
(a) The Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:
     (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease of all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation (x) shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (y) shall have caused to be delivered to each holder of any Notes an opinion of independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
     (ii) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, could incur immediately thereafter $1.00 of additional Indebtedness pursuant to Section 10.1(d);
     (iii) immediately before and after giving effect to such transaction, no Default or Event of Default shall exist; and
(b) Any Subsidiary may (x) merge into the Company (provided that the Company is the surviving corporation) or another Wholly-Owned Subsidiary or (y) sell, transfer or lease all or any part of its assets to the Company or another Wholly-Owned Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 10.3 or, as a result of which, such Person becomes a Subsidiary; provided in each instance set forth in clauses (x) through (z) that, immediately before and after giving effect thereto, there shall exist no Default or Event of Default;
No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.4 from its liability under this Agreement or the Notes.

     Section 10.5. Disposition of Stock of Subsidiaries. The Company (a) will not permit any Subsidiary to issue its capital stock, or any warrants, rights or options to purchase, or securities convertible into or exchangeable for, such capital stock, to any Person other than the Company or another Wholly-Owned Subsidiary, and (b) will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any shares of capital stock of a Subsidiary if such sale would be prohibited by Section 10.3. If a Subsidiary at any time ceases to be such as a result of a sale or issuance of its capital stock, any Liens on property of the Company or any other Subsidiary securing Indebtedness owed to such Subsidiary, which is not contemporaneously repaid, together with such Indebtedness, shall be deemed to have been incurred by the Company or such other Subsidiary, as the case may be, at the time such Subsidiary ceases to be a Subsidiary.
     Section 10.6. Nature of Business. The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.
     Section 10.7. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 11. Events of Default.
       An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or
     (c) the Company defaults in the performance of or compliance with any term contained in Sections 10.3 (Sale of Assets) or 10.4 (Mergers, Consolidations, etc.); or
     (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

     (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest aggregating $100,000 or more on any Indebtedness that is outstanding in an aggregate principal amount in excess of 5% of Adjusted Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Company) beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness that is outstanding in an aggregate principal amount in excess of 5% of Adjusted Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Company) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or
     (g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
     (i) a final judgment or judgments for the payment of money aggregating 5% or more of Adjusted Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Company) are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

     (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall equal or exceed 5% of Adjusted Consolidated Net Worth (as of the end of the most recently completed fiscal period of the Company), (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Significant Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Significant Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
Section 12. Remedies on Default, Etc.
     Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes, collectively, at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) such holders have refunded to the Company any amounts that shall have been paid by the Company or any other Person on the Company’s behalf solely by reason of the amounts having become due and payable pursuant to such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes.
     Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days after the Company receives such surrendered Note, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note established for such series. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.
     Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Investor holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

     (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days after such receipt by the Company, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14. Payments on Notes.
     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Chicago, Illinois at the principal office of Bank of America, in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A hereto or any Supplemental Note Purchase Agreement, as the case may be, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same series pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made.
Section 15. Expenses, Etc.
     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder of a Note in connection with its purchase of the Notes).
     Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
Section 16. Survival of Representations and Warranties; Entire Agreement.
          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17. Amendment and Waiver.
     Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, 11(a), 11(b), 12, 17 or 20.

     Section 17.2. Solicitation of Holders of Notes.
          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount or series of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Subsidiaries shall be deemed not to be outstanding.
Section 18. Notices.
          Except as set forth in Section 7.1, all notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A hereto or any Supplemental Note Purchase Agreement, as the case may be, or at such other address as such Purchaser or nominee shall have specified to the Company in writing in accordance with this Section 18,
     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
     (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Senior Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Section 19. Reproduction of Documents.
This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
          Section 20. Confidential Information.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such

Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or the Securities Valuation Office of the National Association of Insurance Commissioners or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
Section 21. Substitution of Purchaser.
     Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser, the Purchasers or “you” in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a purchaser of any Notes hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate in this Agreement (other than in this Section 21) by virtue of the immediately preceding sentence shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. Miscellaneous.
     Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
     Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
          For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 22.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.
     Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any Illinois State or federal court sitting in Cook County, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to Section 18. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (c) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
* * * * *

     If you are in agreement with the foregoing, please sign a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

AptarGroup, Inc.

By	/s/ Stephen J. Hagge Executive Vice President, Chief Financial
Officer and Secretary
Note Purchase Agreement

This Agreement is hereby accepted and agreed to
as of the date thereof.

American Family Life Insurance Company

By	/s/ Phillip Hannifan
Name: Phillip Hannifan
Title: Investment Director
AptarGroup, Inc.
Note Purchase Agreement

This Agreement is hereby accepted and agreed to
as of the date thereof.

American United Life Insurance Company

By	/s/ Kent R. Adams Name: Kent R. Adams
Title: V.P. Fixed Income Securities

The State Life Insurance Company

By	/s/ Kent R. Adams Name: Kent R. Adams
Title: V.P. Fixed Income Securities
AptarGroup, Inc.
Note Purchase Agreement

This Agreement is hereby accepted and agreed to
as of the date thereof.

Blue Cross and Blue Shield of Florida,
Inc.

By:	Advantus Capital Management, Inc.

By	/s/ David Land Name: David Land
Title: Vice President

Colorado Bankers Life Insurance Company

By:	Advantus Capital Management, Inc.

By	/s/ David Land Name: David Land
Title: Vice President

Great Western Insurance Company

By:	Advantus Capital Management, Inc.

By	/s/ David Land Name: David Land
Title: Vice President

Trustmark Insurance Company

By:	Advantus Capital Management, Inc.

By	/s/ David Land Name: David Land
Title: Vice President
AptarGroup, Inc.
Note Purchase Agreement

This Agreement is hereby accepted and agreed to
as of the date thereof.

State Farm Life Insurance Company

By	/s/ Julie Pierce Name: Phillip Hannifan
Title: Investment Director

By	/s/ Larry Rottunda Name: Larry Rottunda
Title: Investment Director
AptarGroup, Inc.
Note Purchase Agreement

Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Adjusted Consolidated Net Worth” means, as of any date, Consolidated Net Worth on such date, but excluding the cumulative amount reflected in “accumulated other comprehensive income” reported in the consolidated total stockholders’ equity of the Company and its Subsidiaries as determined in accordance with GAAP.
     “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Agreement” is defined in Section 17.3.
     “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.
     “Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois or New York, New York are required or authorized to be closed.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Closing” is defined in Section 3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” means AptarGroup, Inc., a Delaware corporation, or any successor thereto in accordance with Section 10.4.
Schedule B
(to Note Purchase Agreement)

     “Confidential Information” is defined in Section 20.
     “Consolidated Indebtedness” means, as of any date, Indebtedness of the Company and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Worth” means, as of any date, consolidated total stockholders’ equity of the Company and its Subsidiaries on such date, determined in accordance with GAAP, less the amount by which outstanding Investments on such date exceed 25% of consolidated total stockholders equity of the Company and its Subsidiaries determined in accordance with GAAP.
     “Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Capitalization” means, as of any date, the sum of Consolidated Indebtedness plus Consolidated Net Worth as of such date.
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means, with respect to any series of Notes, that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such series or (ii) 2% over the rate of interest publicly announced by Bank of America, in Chicago, Illinois as its “base” or “prime” rate.
     “Disposition” is defined in Section 10.3.
     “Electronic Delivery” is defined in Section 7.1(a).
     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
     “Event of Default” is defined in Section 11.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means
     (a) the government of
               (i) the United States of America or any State or other political subdivision thereof, or
               (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such Indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
     (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
     “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Indebtedness” with respect to any Person means, at any time, without duplication,
     (a) its liabilities for borrowed money;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business, but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and
     (e) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
     “Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than $2,000,000 in aggregate principal amount of the Notes, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
     “Investments” means all investments of the Company and its Subsidiaries, other than:
     (a) property or assets to be used or consumed in the ordinary course of business;
     (b) assets arising from the sale of goods or services in the ordinary course of business;

      (c) Investments in Subsidiaries or in any Person that, as a result thereof, becomes a Subsidiary;
      (d) Investments existing as of the date of this Agreement that are listed in the attached Schedule B-1;
      (e) Investments in treasury stock;
      (f) Investments in:
     (i) obligations, maturing within one year from the date of acquisition, of or fully guaranteed by (A) the United States of America or an agency thereof or (B) Canada or a province thereof;
     (ii) state or municipal securities having an effective maturity within one year from the date of acquisition that are rated in one of the top two rating classifications by at least one nationally recognized rating agency;
     (iii) certificates of deposit or banker’s acceptances maturing within one year from the date of acquisition of or issued by commercial banks whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank) are rated in one of the top two rating classifications by at least one nationally recognized rating agency;
     (iv) commercial paper maturing within 270 days from the date of issuance that, at the time of acquisition, is rated in one of the top two rating classifications by at least one nationally recognized rating agency;
     (v) repurchase agreements, fully collateralized with obligations of the type described in clause (i), with a bank satisfying the requirements of clause (iii);
     (vi) money market instrument programs that are properly classified as current assets in accordance with GAAP; and
      (g) loans or advances made in the ordinary course of business to officers and employees (including moving expenses related to relocation) incidental to carrying on the business of the Company or a Subsidiary.
      “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
      “Make-Whole Amount” is defined in Section 8.6.

     “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
     “Memorandum” is defined in Section 5.3.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
     “Notes” is defined in Section 1.1(a).
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or a government or agency or political subdivision thereof.
     “Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “PTE” is defined in Section 6.2(c).
     “PTE 95-60” is defined in Section 6.2(a).
     “Purchaser” is defined in the first paragraph of this Agreement.
     “QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.
     “Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
     “Series 2006-A Notes” is defined in Section 1.1(b).
     “Significant Subsidiary” means, as of the date of determination, any Subsidiary, the assets or revenues of which account for more than 10% of Consolidated Total Assets at the end of the most recently ended fiscal period or more than 10% of the consolidated revenues of the Company and its Subsidiaries for the most recently completed for four fiscal quarters.
     “Source” is defined in Section 6.2.
     “Subsidiary” means, as to any Person, (a) any corporation, association or entity in which such Person or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such corporation, association or entity, or (b) any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “Supplemental Note Purchase Agreement” is defined in Section 1.2(a).
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.